CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 9, 2010 with respect to the audited combined Statements of Net Assets Acquired and Liabilities Assumed of the Angel Business of Sorin Group USA, Inc. as of December 31, 2009 and 2008, and the related combined Statements of Revenues and Direct Expenses for the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

November 19, 2010